Exhibit 10.3

FIRST AMENDMENT TO THE CAPSTONE HOLDING CORP. 2025 STOCK INCENTIVE PLAN

Effective June 18, 2026

This First Amendment (this “Amendment”) to the Capstone Holding Corp. 2025 Stock Incentive Plan (the “Plan”), which was approved by the stockholders of Capstone Holding Corp. (the “Company”) on November 18, 2025, is made and adopted by the Board of Directors of the Company.

RECITALS

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Plan to increase the maximum aggregate number of shares of Common Stock available for awards; and

WHEREAS, the holders of the Company’s Series B Preferred Stock have consented to this Amendment in accordance with Section 1.5(v) of the Certificate of Designation of the Series B Preferred Stock.

AMENDMENT

Section 1. Amendment to Section 4(a). Section 4(a) of the Plan is hereby amended by replacing “21.5%” with “35%” so that the maximum aggregate number of shares of Common Stock that may be subject to awards under the Plan shall equal 35% of the number of shares of Common Stock outstanding as of the first trading day of each fiscal quarter.

Section 2. No Other Changes. Except as expressly modified by this Amendment, the Plan shall remain in full force and effect.

Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.